Exhibit 10.6

COMPENSATION POLICY REGARDING COMPANY CARS

The Company shall provide automobiles leased by it for the use of certain specified officers, described below, as part of their compensation.  Each such officer shall have the right to receive a new automobile leased by the Company, with a fair market value not to exceed $100,000, not more frequently than once every 24 months.  Upon the Company’s lease of any new automobile for one of the specified officers, the automobile previously authorized for use of such officer shall be returned to the Company.  During use by such officer, the car shall be insured by and for the benefit of the Company, and the Company shall bear the cost of needed maintenance and repair.  All other operational costs shall be borne by the officer.  The officers to whom this policy applies shall be the Chief Executive Officer and the President of the Company.

Dated:  April 17, 2009